Exhibit 10.19

August 22, 2006

Senior Facilities

Commitment Letter

Weyerhaeuser TIA, Inc.

c/o Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Domtar Inc.

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, together with JPMorgan and Morgan Stanley, the “Commitment Parties”) that you intend to consummate the transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in said paragraph. In addition, when used in this letter, “you” or “your” refers collectively to Spinco and East.

JPMorgan and Morgan Stanley are pleased to advise you that they are willing to act as the joint lead arrangers and joint bookrunners for the Senior Facilities (including the Cash Consideration Term Loans) (in such capacities, the “Joint Lead Arrangers”). Furthermore, JPMorgan Chase Bank and Morgan Stanley (collectively, the “Initial Lenders”) are pleased to advise you of their several, but not joint, commitments to provide, or to cause an affiliate to provide (the term “Initial Lender” as used in this Commitment Letter, the Term Sheets and the Fee Letter, and each reference herein or therein to a specific Initial Lender, being understood to include any such affiliate) the percentage of the aggregate principal amount of the Senior Facilities set forth opposite such Initial Lender’s name below:

Initial Lender	Commitment Percentage
JPMorgan Chase Bank	60%
Morgan Stanley	40%

This Commitment Letter and the Summary of Terms and Conditions attached hereto (collectively, the “Term Sheet”) set forth the principal terms and conditions on and subject to which the Initial Lenders are willing to make available the Senior Facilities.

It is agreed that JPMorgan and Morgan Stanley will act as co-lead arrangers and joint bookrunners for the Senior Facilities (it being understood that JPMorgan shall be the “left-lead” arranger and bookrunner in respect of the Senior Facilities and will appear on the left of the front cover of any marketing materials and all documentation), that JPMorgan Chase Bank will act as the sole administrative agent, and that Morgan Stanley will act as the sole syndication agent in respect of the Senior Facilities, and each of JPMorgan Chase Bank and Morgan Stanley will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Senior Facilities unless you and we shall so agree.

We intend to syndicate the Senior Facilities to a group of lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you, and reasonably acceptable to you. We reserve the right to commence syndication efforts promptly and expect to do so at or about the time “Hart-Scott Rodino”, “Competition Act” and “Investment Canada Act” approvals (or indications that such approvals are expected to be received) are received in connection with the Transaction, and you agree actively to assist us in completing a syndication reasonably satisfactory to you and us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from West’s and East’s existing banking relationships, (b) direct contact between senior management and advisors of SpinCo and East and the proposed Lenders, (c) assistance in the preparation of materials, including Confidential Information Memoranda, to be used in connection with the syndication which are customary for use in such syndication (collectively with the Term Sheet, the “Information Materials”) and (d) the hosting, with us and senior management of SpinCo and East, of one or more meetings of prospective Lenders in accordance with customary practices mutually acceptable to you and us.

If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal and applicable Canadian securities laws) with respect to the Borrowers (as defined in part 2 of the Term Sheet) and their respective subsidiaries, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that, to your knowledge, no MNPI is contained therein.

You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Joint Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to

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Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda) and (b) notification of changes in the terms of the Senior Facilities. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

You hereby authorize the Commitment Parties to distribute drafts of definitive documentation with respect to the Senior Facilities to Private-Siders and Public-Siders.

JPMorgan and Morgan Stanley, in their capacities as Joint Lead Arrangers, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your approval, not to be unreasonably withheld), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In their capacities as Joint Lead Arrangers, JPMorgan and Morgan Stanley will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, you acknowledge and agree that, as Joint Lead Arrangers, JPMorgan and Morgan Stanley are not advising the Borrowers as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Joint Lead Arrangers shall have no responsibility or liability to the Borrowers with respect thereto.

To assist us in our syndication efforts, you agree to promptly prepare and provide to us all information reasonably requested by us with respect to the Borrowers and their respective subsidiaries and the Transaction and the other transactions contemplated hereby, including all financial information and projections, budgets, pro forma data, estimates and forward-looking information (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Senior Facilities. You hereby represent and covenant that (a) all written information (other than the Projections and information of a general economic nature) (the “Information”) that has been or will be made available to us by you or any of your representatives (taken as a whole) does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that in making the foregoing representations, Spinco makes no representation regarding information, including Projections, provided by East or any third party and East makes no representation regarding information, including Projections, provided by West, any West subsidiary, Newco or any third party. You understand that in arranging and syndicating the Senior Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay when due and payable the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a) there being no East Material Adverse Effect and no Newco Material Adverse Effect in existence, (b) such Commitment Party’s reasonable satisfaction that prior to and during the syndication of the Senior Facilities there shall be no material competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrowers or any of their respective subsidiaries, (c) the closing

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of the Senior Facilities on or before the date that is 364 days from the date of this Commitment Letter and (d) the other conditions set forth in the Summary of Terms and Conditions or annexes attached thereto. The terms and conditions of the commitments hereunder and of the Senior Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrowers. For purposes of the foregoing, “East Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence (any such item, an “Effect”), including any Effect regarding Norampac Inc., that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of East and its subsidiaries, taken as a whole, or of their business, operations and affairs (the “East Business”), other than an Effect relating to (i) the economy generally, (ii) the industries in which East operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of the Transaction Agreement or the consummation or proposed consummation of the Transaction or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect East or the East Business), or to (B) the ability of East to perform its obligations under the Transaction Agreement or related documents or consummate the Transaction; and “Newco Material Adverse Effect” means any Effect that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of Newco and its subsidiaries, taken as a whole, or of their business, operations and affairs after giving effect to the Contribution and the sale of certain assets to the Canadian subsidiaries of Newco (the “Newco Business”) other than an Effect relating to (i) the economy generally, (ii) the industries in which Newco or the Newco Business operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of the Transaction Agreement or the consummation or proposed consummation of the Transaction or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect Newco or the Newco Business), or to (B) the ability of West and Newco to perform their obligations under the Transaction Agreement or related documents or consummate the Transaction.

You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Senior Facilities, the use of the proceeds thereof, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (collectively, “Losses”), and to reimburse each indemnified person promptly upon request for any reasonable, out-of-pocket legal or other reasonable, out-of-pocket expenses (collectively, “Expenses”) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to Losses to the extent they are found by a final, non-appealable judgment (or a settlement tantamount thereto) of a court to arise from the willful misconduct or gross negligence of, or material breach of the Commitment Letter or Fee Letter by, any indemnified person or any Related Person (as defined below) of such indemnified person, and (b) to reimburse each Commitment Party and their respective affiliates promptly for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses (to the extent the retention of any such consultant has been approved by you, such approval not to be unreasonably withheld), travel expenses, and reasonable fees, charges and disbursements of counsel (which counsel are as specified in the Term Sheet)) (collectively, “Transaction Expenses”) incurred in connection with the Senior Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. For purposes hereof, “Related Person” of an indemnified person means: (i) if the indemnified person is any of JPMorgan Chase Bank, JPMorgan or

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any of their respective affiliates, or any of their respective officers, directors, employees and agents, any of JPMorgan Chase Bank, JPMorgan and their respective affiliates and their respective officers, directors, employees and agents or (ii) if the indemnified person is Morgan Stanley or any of its affiliates, or any of its respective officers, directors, employees and agents, any of Morgan Stanley and its affiliates and their respective officers, directors, employees and agents. No indemnified person shall be liable for (x) any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, provided that such unauthorized persons’ use did not arise from the gross negligence or willful misconduct of any indemnified person or (y) any special, indirect, consequential or punitive damages in connection with the Senior Facilities. The foregoing indemnity shall be several, not joint, and Spinco shall be liable hereunder only to the extent of 55% of the Losses, Expenses and Transaction Expenses, and East shall be liable only to the extent of 45% of the Losses, Expenses and Transaction Expenses.

You acknowledge that each Commitment Party and their respective affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests (including Morgan Stanley advising West with respect to the Transaction and JPMorgan advising East with respect to the Transaction). No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies, their counsel or other advisors, representatives or agents thereof. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan and Morgan Stanley are full service securities firms and JPMorgan and Morgan Stanley may from time to time effect transactions, for their own or their respective affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrowers and their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

The Commitment Parties may employ the services of their affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

Each Commitment Party agrees to keep any information supplied by you or on your behalf or obtained by it based on a review of books and records relating to the Borrowers or any of their respective subsidiaries or the Senior Facilities confidential from anyone other than each other and any of their respective affiliates (provided that each such affiliate keeps such information confidential in accordance herewith) and to use (and cause any such affiliate to use) such information only in connection with the transactions contemplated by this Commitment Letter, provided that nothing herein shall prevent any Commitment Party, or any such affiliate thereof, from disclosing such information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Commitment Party or such affiliate thereof, as the case may be, (c) which had been publicly disclosed other than as a result of a disclosure by any Commitment Party or any of their respective affiliates where the disclosure by it is prohibited by the terms of this letter or by the terms of any other confidentiality obligation or undertaking binding on it to or for the benefit of either Borrower or any subsidiary thereof, (d) already in its possession prior to its receipt of such information from you, from another supplying it on your behalf or from its review of books and records described above (as the case may be), other than any such information that is subject to any confidentiality

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obligation or undertaking binding on it to or for the benefit of either Borrower or any subsidiary thereof, (e) in connection with any litigation to which any Commitment Party or any of their respective affiliates may be a party, to the extent compelled by legal process in such litigation, (f) to the extent necessary in connection with the exercise of any remedy hereunder, (g) to any Commitment Party’s, or any such affiliate’s, legal counsel and independent auditors, provided that such counsel and auditors keep such information confidential in accordance herewith and (h) subject to confidentiality arrangements (including “click through” confirmations prior to accessing information posted to the Intralinks website) in the agreed form, to any prospective syndicate member or participant, provided that, in the case of clause (a) or (e), JPMorgan, Morgan Stanley or JPMorgan Chase Bank (as the case may be) shall, to the extent practicable and in accordance with its reasonable business practice, notify you of the proposed disclosure as far in advance of such disclosure as practicable and at your request and expense, use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment; provided, however, that if JPMorgan, Morgan Stanley or JPMorgan Chase Bank (as the case may be) are unable to notify you in advance of such disclosure, such notice shall be delivered to you thereafter. This undertaking by each Commitment Party shall automatically terminate three years following the earlier of the closing of the Senior Facilities or termination of this Commitment Letter.

Neither this Commitment Letter nor the Fee Letter shall be assignable by you without the prior written consent (such consent not to be unreasonably withheld) of each Commitment Party (and any purported assignment without such consent shall be null and void), except for an assignment to a direct or indirect subsidiary of West in connection with a modification of the transaction structure that does not adversely affect the Commitment Parties or their collateral position. This Commitment Letter shall not be assignable by any Commitment Party without your prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. Subject to the preceding paragraph, JPMorgan, Morgan Stanley and JPMorgan Chase Bank may share information obtained in connection with this Commitment Letter with their affiliates, and each may perform its agreements or fulfill its commitment hereunder in conjunction with such affiliates. Any such affiliate shall be entitled to the benefits of and be subject to the terms of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Senior Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your affiliates and to your and their directors, officers, employees, attorneys, agents and advisors who are directly involved in the consideration of this matter and to your and their accountants or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter and the Fee Letter have been accepted by you.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”),

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it is required to obtain, verify and record information that identifies each Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder, which such termination may be made by you upon notice to us.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than midnight, New York City time, on August 22, 2006. Each Initial Lender’s commitment and each Commitment Party’s agreements herein will automatically expire at such time in the event each Initial Lender has not received such executed counterparts in accordance with the immediately preceding sentence.

[Rest of page left intentionally blank]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ Pierre Maman
Name:	Pierre Maman
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Marian N. Schulman
Name:	Marian N. Schulman
Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Jaap L. Tonckens
Name:	Jaap L. Tonckens
Title:	Vice President

Signature page to the Commitment Letter

Accepted and agreed to as of the date

first written above by:

WEYERHAEUSER TIA, INC.

By:	/s/ Jeffrey W. Nitta

Name:	Jeffrey W. Nitta
Title:	Vice President

By its signature below, Domtar Inc. hereby acknowledges the terms and conditions of the foregoing Commitment Letter and agrees to the obligations, covenants, agreements, indemnities and representations of East set forth herein:

DOMTAR INC.

By:	/s/ Daniel Buron

Name:	Daniel Buron
Title:	Senior Vice President-Chief Financial Officer

By:	/s/ Razvan L. Theodoru

Name:	Razvan L. Theodoru
Title:	Secretary

Signature page to the Commitment Letter

Exhibit A

SENIOR FACILITIES

Summary of Terms and Conditions

August 22, 2006

Weyerhaeuser Company (“West”) intends to contribute (the “Contribution”) its paper business to a newly formed, wholly owned subsidiary Weyerhaeuser ELI, LLC (“Newco”) in exchange for LLC interests of Newco. West’s Canadian subsidiaries will also sell certain assets to Canadian subsidiaries of Newco. Following the Contribution, West intends to transfer the LLC interests of Newco to another newly formed, wholly owned subsidiary of West, Weyerhaeuser TIA, Inc., (“Spinco”) for a combination of Spinco common stock and cash currently anticipated to be approximately $1,350,000,000, and then to distribute the shares of the common stock of Spinco to its shareholders in a spin-off or split-off transaction (the “Spin-Off”). The cash consideration will be financed by term loans made to Spinco in a like amount (as further defined below, the “Cash Consideration Term Loans”). Following or concurrently with the Spin-Off, Spinco and certain of its subsidiaries (including a Canadian exchange subsidiary, Weyerhaeuser Yukon, Inc. (“Newco ExchangeCo”)) will consummate a Plan of Arrangement (the “Plan of Arrangement”) contemplated by a Transaction Agreement with Domtar, Inc. (“East”) (the “Transaction Agreement”), pursuant to which the shareholders of East will receive shares of Class B common stock of Newco ExchangeCo that are automatically exchanged into common stock of Spinco or (in the case of certain qualifying East shareholders) shares of stock of Newco ExchangeCo that are exchangeable into shares of common stock of Spinco, and East will become a direct subsidiary of Newco ExchangeCo. In connection with the consummation of the Plan of Arrangement, (i) the Cash Consideration Term Loans will be converted to be part of a new term facility in the aggregate amount (including the converted Cash Consideration Term Loans) of $1,700,000,000, which may be increased by up to $325,000,000, in the aggregate, as contemplated below (as further defined below, the “Permanent Term Facility”) and (ii) new revolving credit facilities of $750,000,000 (as further defined below, the “Revolving Credit Facilities”) will be made available to Spinco, Newco and East to replace the existing revolving credit facility of East, in order to provide funding for general corporate purposes, including working capital requirements of Spinco, Newco and East. Such conversion of the Cash Consideration Term Loans will be documented under the documentation for the Permanent Term Facility and Revolving Credit Facilities (collectively, the “Permanent Facilities”, and together with the Cash Consideration Term Loans, the “Senior Facilities”) and such documentation will constitute in part an amendment and restatement of the original documentation for the Cash Consideration Term Loans. Set forth below in Part 1 is a summary of the terms and conditions for the Cash Consideration Term Loans, and set forth below in Part 2 is a summary of the terms and conditions for the Permanent Term Facility and the Revolving Credit Facilities. All of the foregoing described transactions are herein collectively referred to as the “Transaction”. Following the Transaction, East may transfer some or all of its U.S. subsidiaries to Spinco.

PART 1

CASH CONSIDERATION TERM FACILITY

Parties

Borrowers:	Spinco.

Guarantors:	Each of Spinco’s direct and indirect, existing and future, wholly owned U.S. subsidiaries, subject to exceptions to be agreed (collectively, the “Guarantors”).

Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. (collectively, in such capacity, the “Arrangers” and individually, each an “Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”, in such capacity, the “Administrative Agent”).

Syndication Agent:	Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”, in such capacity, the “Syndication Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank and Morgan Stanley arranged by the Arrangers and reasonably satisfactory to Spinco (collectively, the “Lenders”).

Cash Consideration Term Facility

Amount and Tenor:	A three-month term loan facility in the amount of US$1,350,000,000 (the “Cash Consideration Term Facility”; the commitments thereunder, the “Cash Consideration Term Commitments”; the loans thereunder, the “Cash Consideration Term Loans”). The Cash Consideration Term Loans shall be repayable on the date that is three months after the Contribution Closing Date (as defined below).

Availability:	On the Contribution Closing Date (as defined below).

Purpose:	The proceeds of the Cash Consideration Term Loans shall be used to finance a portion of the consideration payable to West by Spinco for the common stock of Newco and to pay fees, expenses and obligations related to or triggered by the Spin-Off.

Certain Payment Provisions

Fees and Interest Rates:	The Cash Consideration Term Loans shall bear interest at the rate per annum equal to the Alternate Base Rate (as defined in Annex I) plus the effective margin to be applicable to the Permanent Term Loans that are ABR Loans (as defined in Annex I), payable at maturity and upon payment in full.

Optional Prepayments and Commitment Reductions:	Cash Consideration Term Loans may be prepaid and commitments may be reduced, in each case without premium or penalty, by Spinco in minimum amounts to be agreed upon.

Mandatory Prepayment:	The Cash Consideration Term Loans shall be prepaid in full without premium or penalty on the date three business days after the Contribution Closing Date if the PoA Closing Date (as defined below) has not then occurred.

Collateral	The Cash Consideration Term Loan will be unsecured.

Certain Conditions

The availability of the Cash Consideration Term Facility shall be conditioned upon the satisfaction of the conditions set forth in Part 1 of Annex II and upon delivery to the Administrative Agent of a certificate of a responsible officer of Spinco that the conditions precedent to the availability of the Permanent Facilities are expected to be satisfied within three business days from the date of such certificate (the date upon which all such conditions precedent shall be satisfied, the “Contribution Closing Date”) on or before the date that is 364 days from the date of the Commitment Letter.

The availability of the Cash Consideration Term Facility shall also be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “Cash Consideration Term Facility Documentation”) with respect to the Cash Consideration Term Facility and (b) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit. The no material adverse change representation for this purpose shall be that there is no East Material Adverse Effect and no Newco Material Adverse Effect (as each is defined in the Commitment Letter).

Certain Documentation Matters

The Cash Consideration Term Facility Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to Spinco and its subsidiaries) not more restrictive than the documentation for the Permanent Facilities (subject to qualifications for materiality where appropriate), including covenants under which Spinco agrees, pending the consummation of the Plan of Arrangement, to conduct its business in the ordinary course, to comply with all its agreements and undertakings related to the Plan of Arrangement and to take all actions reasonably necessary or useful and within its control to assure that the Transaction Agreement is completed in as timely a manner as is reasonable.

The Cash Consideration Term Facility Documentation shall also include customary provisions for financings of this type relating to voting (it being understood that the required voting group shall in any event include two unaffiliated Lenders), assignments, yield protection, expenses and indemnification.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.

PART 2

PERMANENT FACILITIES

Parties

Borrowers:	Spinco; also Newco, as to the U.S. Revolving Facility (as defined below); also East (which for the purpose of defining the “Borrowers” shall include any Canadian entity that owns, on the Closing Date or thereafter, substantially all of the Canadian operating assets of East), as to the Incremental Facility (as defined below); also East (together with Spinco and Newco, the “Borrowers”), as to the Canadian Revolving Facility (as defined below).

Guarantors:	As to the obligations of Spinco and Newco (including their guarantee obligations), each other and their direct and indirect, existing and future, wholly owned U.S. subsidiaries, subject to exceptions for U.S. subsidiaries of East and other exceptions to be agreed. As to the obligations of East, its direct and indirect, existing and future, wholly owned subsidiaries, Spinco and Newco (the foregoing, collectively, the “Guarantors”; the Borrowers and the Guarantors, collectively, the “Loan Parties”), subject to exceptions to be agreed.

Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. (collectively, in such capacity, the “Arrangers” and individually, each an “Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”, in such capacity, the “Administrative Agent”).

Syndication Agent:	Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”, in such capacity, the “Syndication Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities (it being understood that such entities that lend to East under the Canadian Revolving Facility (as defined below) shall qualify as authorized foreign banks under the Income Tax Act (Canada) and lend out of lending offices located in Canada or shall be resident in

Canada for the purposes of Part XIII of the Income Tax Act (Canada)), including JPMorgan Chase Bank and Morgan Stanley arranged by the Arrangers and reasonably satisfactory to the Borrowers (collectively, the “Lenders”).

Permanent Term Facility

Amount and Tenor:	A seven-year term loan facility (the “Permanent Term Facility”; the commitments thereunder, the “Permanent Term Commitments”; the loans thereunder, the “Permanent Term Loans”) in the amount of US$1,700,000,000, including the Cash Consideration Term Loans upon conversion thereof to Permanent Term Loans under the amendment and restatement of the Cash Consideration Term Facility Documentation as part of the Permanent Credit Documentation (as defined below). The Permanent Term Facility may be increased at the option of Spinco prior to the launch of the syndication of the Senior Facilities by up to $200,000,000 to the extent necessary to refinance on the PoA Closing Date the existing accounts receivable securitization of East. The Term Loans shall be repayable in quarterly installments equal to 1% per annum for the first six years and nine months with the unpaid principal balance to be due on the seventh anniversary of the PoA Closing Date (as defined below).

Availability:	On the PoA Closing Date (with the portion of the Permanent Term Facility not represented by the conversion of the Cash Consideration Term Facility being advanced on such date).

Incremental Amount:

The Permanent Term Facility may be increased (such increase, the “Incremental Facility”), at the option of Spinco prior to the commencement of syndication of the Senior Facilities (as defined below), by up to $125,000,000 in order to provide financing for a possible purchase by East or Spinco of East’s US$125,000,000 9.5% Debentures due August 2016 pursuant to a “change of control offer” for such Debentures following consummation of the Plan of Arrangement. Any loans under the Incremental Facility shall be available on a delayed draw basis for a period of up to 40 days from the PoA Closing Date.

The Incremental Facility will be available to East, at Spinco’s option, to the extent that East may borrow thereunder without requiring that indebtedness under East’s indentures be equally and ratably secured by collateral provided by East and its subsidiaries.

Purpose:	The proceeds of the Permanent Term Loans shall be used to finance a portion of the Transaction, including fees, expenses and obligations related to or triggered by the Transaction.

Revolving Facility

Amount and Tenor:	Revolving credit facilities (the “Revolving Credit Facilities” and, together with the Term Facility, the “Permanent Facilities” and, the Permanent Facilities together with the Cash Consideration Term Facility, the “Senior Facilities”; the loans under the Revolving Credit Facilities, together with the Swingline Loans (as defined below), the “Revolving Credit Loans” and, together with the Permanent Term Loans, the “Permanent Loans”) as follows:

U.S. Revolving Facility:

A five-year revolving facility (the “US Revolving Facility”; the commitments thereunder, the “US Revolving Commitments”) to be available to Spinco and Newco in US Dollars in the amount of $750,000,000 (the loans thereunder, the “US Revolving Loans”) less amounts then utilized under the Canadian Revolving Facility (as defined below).

Canadian Revolving Facility:

A five-year revolving facility (the “Canadian Revolving Facility”; the commitments thereunder, the “Canadian Revolving Commitments” and, together with the US Revolving Commitments, the “Revolving Commitments”) to be available to East (at its option) in US Dollars, Canadian dollars or a combination thereof, in an amount up to US$350,000,000 or the Canadian dollar equivalent thereof (the loans thereunder, the “Canadian Revolving Loans”), provided that (i) such availability, to the extent applicable, shall not at any time exceed 10% of the amount equal to East’s CNTA (as that term is defined in its relevant existing indentures), and (ii) the aggregate extensions of credit at any one time outstanding under the Revolving Credit Facilities shall not exceed $750,000,000.

It is understood that Lenders (or their applicable lending offices) participating in the Canadian Revolving Facility must also be able to participate in the US Revolving Facility.

Availability:	The Revolving Credit Facilities shall be available on a revolving basis during the period commencing on the PoA Closing Date and ending on the date that is five years after such date (the “Revolving Termination Date”).

Bankers’ Acceptances:	East may request Bankers’ Acceptances denominated in Canadian dollars for acceptance and, at East’s option, purchase by the participating Lenders under the Canadian Revolving Facility from time to time in an aggregate principal amount at any one time outstanding not to exceed each such Lender’s commitment. Each Bankers’ Acceptance shall have a term of 30, 60, 90 or 180 days (or such longer term as shall be agreed to by all of the Lenders under the Canadian Revolving Facility), shall mature on or before the

Revolving Termination Date and shall be in form and substance reasonably satisfactory to each participating Lender under the Canadian Revolving Facility.

East shall reimburse a Lender on the contract maturity date for each Bankers’ Acceptance for an amount in Canadian dollars in same day funds equal to the amount of such Bankers’ Acceptance.

Letters of Credit:	A portion of the Revolving Credit Facilities not in excess of US$100,000,000 or the Canadian dollar equivalent thereof shall be available for the issuance of letters of credit (the “Letters of Credit”) by one or more Lenders to be selected by the Borrowers in consultation with the Administrative Agent (each in such capacity, an “Issuing Lender”). Letters of Credit issued for Spinco or Newco will be denominated in US Dollars. Letters of Credit issued for East may be denominated in US Dollars or Canadian dollars at the option of East. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the applicable Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that such Borrower does not so reimburse the relevant Issuing Lender, the Lenders under the applicable Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swingline Loans:	A portion of the Revolving Credit Facilities not in excess of US$50,000,000 or the Canadian dollar equivalent thereof shall be available for swingline loans (the “Swingline Loans”) from one or more Lenders to be selected by the Borrowers in consultation with the Administrative Agent (each in such capacity, a “Swingline Lender”) on same-day notice. Any such Swingline Loans will reduce availability under the applicable Revolving Credit Facility on a dollar-for-dollar basis. Swingline Loans to Spinco or Newco will be denominated in US Dollars. Swingline Loans to East will be denominated in US Dollars or Canadian dollars at the option of East. Each Lender under the applicable Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swingline Loan.

Maturity:	The Revolving Termination Date, or with respect to any borrowing of Revolving Credit Loans for which the relevant Borrower so elects a date on or prior to the Revolving Termination Date which is no later than 365 days after such borrowing is made.

Purpose:	The proceeds of the Revolving Credit Loans shall be used to finance working capital needs and for general corporate purposes of the Borrowers and their respective subsidiaries, including acquisitions, working capital and capital expenditures.

Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Permanent Loans may be prepaid and commitments may be reduced by the Borrowers in minimum amounts to be agreed upon, in each case without premium or penalty. Bankers’ Acceptances may not be prepaid, but may be cash collateralized.

Mandatory Prepayments:	The Permanent Term Loans shall be prepaid in an amount equal to:

(a) 100% of the net cash proceeds (which, among other things, shall be net of taxes, including taxes on transfers of funds) of any incurrence of debt after the PoA Closing Date by Spinco or any of its subsidiaries (subject to exceptions to be agreed).

(b) 100% of the net cash proceeds (which, among other things, shall be net of taxes, including taxes on transfers of funds) of any sale or other disposition (including as a result of casualty or condemnation) by Spinco or any of its subsidiaries of any assets, except for sales of inventory, receivables or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including annual baskets to be determined and capacity for reinvestment) to be agreed upon.

(c) 50% of excess cash flow (to be defined) for each fiscal year of Spinco (commencing with the 2007 fiscal year), provided, that the foregoing percentage shall be reduced upon achievement of leverage targets to be agreed.

Mandatory prepayments of the Term Loans shall be applied first to scheduled installments thereof occurring within the next 12 months in direct order of maturity and second ratably to the remaining respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

In the event that East is the Borrower under any Incremental Facility, the mandatory prepayment requirements shall be structured so as to qualify the Incremental Facility for exemption from Canadian withholding tax.

The Canadian Revolving Loans shall be prepaid and the Letters of Credit and Bankers’ Acceptances shall be cash collateralized or replaced to the extent such extensions of credit exceed 105% of the amount of the Canadian Revolving Facility due to currency fluctuations to eliminate excess borrowings.

Collateral:

The obligations of each of Spinco and Newco (and all obligations of U.S. Guarantors) in respect of the Permanent Facilities and any swap agreements and cash management arrangements provided by any Lender (or any affiliate of a Lender) shall be secured by all of the equity interests of Spinco’s direct and indirect U.S. subsidiaries (other than of the U.S. subsidiaries of East) and 65% of the equity interests of Spinco’s direct and indirect “first-tier” foreign subsidiaries, and a perfected first priority security interest in substantially all of Spinco’s and its direct and indirect U.S. subsidiaries’ (other than the U.S. subsidiaries of East) tangible and intangible assets (including, without limitation, intellectual property and real property), except for those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby.

The obligations of East (and all obligations of foreign Guarantors) in respect of the Permanent Facilities and any swap agreements and cash management arrangements provided by any Lender (or any affiliate of a Lender) shall be secured by all of the equity interests of Spinco’s direct and indirect subsidiaries, and a perfected first priority security interest, lien and hypothec in substantially all the tangible and intangible assets (including, without limitation, intellectual property and real property) of Spinco, its direct and indirect subsidiaries, and tangible and intangible assets of East, its direct and indirect subsidiaries, except for those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby and the amount of the indebtedness to be secured. By virtue of the limitations on the utilization of the Canadian Revolving Facility and the covenant limiting additional secured indebtedness of East and its subsidiaries, it is intended that the indebtedness under East’s indentures shall not be required to be equally and ratably secured by collateral provided by East and its subsidiaries.

Certain Conditions

Initial Conditions:	The availability of the Permanent Facilities shall be conditioned upon the satisfaction of the conditions to the availability of the Cash Consideration Term Facility on the Contribution Closing Date and the conditions set forth in Annex II (the date upon which all such conditions precedent shall be satisfied, the “PoA Closing Date”) on or before the date that is 364 days from the date of the Commitment Letter:

On-Going Conditions:	The making of each extension of credit (including for the initial extensions of credit) shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “Permanent Credit Documentation”) with respect to the Permanent Facilities and (b) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit. As used in this Term Sheet and in the Permanent Credit Documentation for purposes after the PoA Closing Date, a “material adverse change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrowers and their respective subsidiaries taken as a whole or (b) the validity or enforceability of the Permanent Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder. On the PoA Closing Date, the no material adverse change representation shall be that there is no East Material Adverse Effect and no Newco Material Adverse Effect.

Certain Documentation Matters

The Permanent Credit Documentation shall contain representations, warranties, covenants and events of default applicable to Spinco and its subsidiaries customary for financings of this type, consisting of (in each case subject to customary exceptions and qualifications for materiality and other exceptions and qualifications to be agreed):

Representations and Warranties:	Organization; corporate existence; corporate power and authority; authorization of transactions; due execution and enforceability of Permanent Credit Documentation; no governmental approvals; no conflict with law or contractual obligations; financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; ownership of property; no conflict with law or contractual obligations; no material litigation; compliance with laws and agreements; taxes; liens; intellectual property; taxes; ERISA and Canadian pension and benefit plans; insurance; Federal Reserve regulations; labor matters; Investment Company Act and other regulations; subsidiaries; use of proceeds; accuracy of information; environmental matters; no default under Credit Documentation; accuracy of disclosure; creation and perfection of security interests; solvency; maintenance of required flood insurance; and delivery of certain documents.

Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, proxy statements, publicly filed materials, annual budgets, officers’ certificates and other information reasonably requested by the Lenders customary for transactions of this type (including as to the USA PATRIOT Act); notice of material events; continuation of business and maintenance of existence and material rights and privileges; payment of taxes and other obligations; maintenance of properties and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records;

compliance with laws and material contractual obligations; Canadian benefit and pension plans; ERISA; notice of defaults, litigation and other material events; compliance with environmental laws; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants:	Minimum interest coverage ratio, maximum leverage ratio and maximum capital expenditures.

Negative Covenants:	Limitations on: indebtedness; liens (including sale and leasebacks and guarantee obligations); fundamental changes; sales or disposition of property or assets; investments, loans, advances, guarantees and acquisitions; transactions with affiliates; hedge agreements; dividends and other payments in respect of capital stock; changes in fiscal periods; environmental activity; payments and modifications of other material debt instruments; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; and amendments to the Transaction Agreement and other transaction documents to the extent that any such amendment would be materially adverse to the interests of the Lenders.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five business days; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to a grace period of 30 days); cross-default; bankruptcy events; material judgments; certain ERISA events; actual or asserted invalidity of any of the Permanent Credit Documentation; a change of control (to be defined); and actual or asserted invalidity of any guarantee, security document or subordination provisions or non-perfection of security interest.

Voting:

Amendments and waivers with respect to the Permanent Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of Permanent Term Loans and Revolving Commitments, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Permanent Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.

The Permanent Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 75% of the aggregate amount of Permanent Term Loans and the Revolving Credit Facilities shall have consented thereto.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) Spinco, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing, (b) the Administrative Agent, unless a Permanent Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund, and (c) the Issuing Lender(s), unless a Permanent Term Loan is being assigned. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the Permanent Term Facility) and $5,000,000 (in the case of a Revolving Credit Facility, in each case unless otherwise agreed by relevant Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of US$3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders (who shall not be relieved of any of their obligations by virtue of selling a participation) with respect to yield protection and increased cost provisions subject to customary limitations (but no greater than the benefits that the relevant Lender would receive in the absence of such participation). Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described in the exception to the first sentence under “Voting” above. Pledges of Permanent Loans in accordance with applicable law shall be permitted without restriction, but any foreclosure thereon shall be subject to the provisions restricting assignments. Promissory notes shall be issued under the Revolving Credit Facility only upon request.

Yield Protection:	The Permanent Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (other than such increased costs resulting solely from a Lender voluntarily transferring its office) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto (subject to customary mitigation by the Lenders).

Expenses and Indemnification:	The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Permanent Facilities and the preparation, execution, delivery and administration of the

Permanent Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of the counsel named herein and one local counsel per relevant jurisdiction) as provided in the Commitment Letter and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of one counsel plus, if necessary, one local counsel per relevant jurisdiction) in connection with the enforcement of the Permanent Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each of (x) the Administrative Agent and the Arrangers and (y) the Lenders, together with, in each case, its or their affiliates, officers, directors, employees, advisors and agents, collectively, an “indemnified party”) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court (or a settlement tantamount thereto) to arise from the gross negligence or willful misconduct or material breach of the Permanent Credit Documentation of or by the relevant indemnified party or a Related Person (as defined in the Commitment Letter).

Loan Reallocation Mechanism:	The Permanent Credit Documentation will provide that, upon an acceleration of the Permanent Loans a mechanism will be activated such that each Lender’s outstanding risk with respect to Spinco, Newco and East under the Permanent Facilities will be allocated based on each Lender’s share of the Lenders’ total credit exposures to the Borrowers under the Permanent Facilities, so that each Lender will share, to the maximum extent possible, on a pro rata basis, in any recoveries with respect to such credit exposure, whether from a realization on any collateral for the Permanent Facilities or otherwise. The foregoing will be set forth in an annex to the Permanent Credit Documentation to which only the Lenders will be parties.

Governing Law and Forum:	State of New York.

U.S. and Canadian Counsel to the Administrative Agent, the Syndication Agent, the Arrangers and the Initial Lenders:	Simpson Thacher & Bartlett LLP; McMillan Binch Mendelsohn LLP.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:	(a) US Dollar Loans.

The Borrowers may elect that Permanent Loans denominated in US Dollars comprising each borrowing bear interest at a rate per annum equal to:

the Alternate Base Rate or the U.S. Base Rate (as the case may be) plus the Applicable Margin; or LIBOR plus the Applicable Margin.

(b) Canadian Revolving Loans. Canadian Revolving Loans comprising each borrowing in Canadian dollars shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(c) Bankers’ Acceptances. East may issue Bankers’ Acceptances, denominated in Canadian dollars, for acceptance and, at East’s option, purchase by the Lenders at the Discount Rate. The acceptance fee, payable on the date of acceptance, shall be calculated at a rate per annum equal to the Applicable Margin and shall be denominated in Canadian dollars.

As used herein:

“ABR” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate respectively.

“Applicable Margin” means a percentage determined on the PoA Closing Date as set forth below:

Level	Rating of Spinco’s senior secured long-term debt	Bankers’ Acceptances/ LIBOR Margin (bps)	ABR / U.S. Base Rate /Canadian Prime Rate Margin (bps)
I	Greater than or equal to BB- and Ba3 (in each case with a stable outlook) on the PoA Closing Date	200	100

II	Not Level I on the PoA Closing Date or lower	225	125

The foregoing margins applicable to Revolving Credit Loans shall be subject to change after financial statements have been delivered for the first full fiscal quarter after the PoA Closing Date by amounts to be agreed upon based on the achievement of performance targets or credit ratings (such basis as chosen by the Borrowers no later than five days prior to the launch of syndication) to be determined and provided that no event of default is in existence.

“Canadian Prime Rate” means the higher of (a) the rate of interest publicly announced by the Administrative Agent from time to time as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans made in Canada, and (b) the average annual rate as determined by the Administrative Agent as being the “BA 1 month” rates applicable to bankers’ acceptances in Canadian dollars displayed and identified as such on the “Reuters screen CDOR page” (the “CDOR Rate”) at approximately 10:00 am on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, plus 1.0%; provided that if such rates do not appear on the Reuters screen CDOR page, then the CDOR Rate shall be selected as of the immediately preceding Business Day for which such rate was available.

“Discount Rate” means, with respect to any Bankers’ Acceptance (a) for a Lender which is a Schedule I chartered bank, the average discount rate of bankers’ acceptances having periods identical to the period of such Bankers’ Acceptance as quoted on Reuters Service page CDOR as of approximately 10:00 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, and (b) for other Lenders, the rate determined by the Administrative Agent as being the arithmetic average (rounded upwards to the nearest multiple of .01%) of the discount rates, calculated on the basis of a year of 365 days, of the

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Schedule II/III Reference Lenders established in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the issuance date of such Bankers’ Acceptance, for bankers’ acceptances having maturities identical to the maturities of such Bankers’ Acceptances, provided that the Discount Rate of such other Lenders shall not exceed for any issue the Discount Rate established pursuant to (a) above plus ..10% per annum.

“LIBOR” means the rate (adjusted as appropriate for statutory reserve requirements for eurocurrency liabilities) for US Dollar deposits for a period, selected by the applicable Borrower, equal to one, two, three or six months (or such longer period if all of the Lenders so agree) appearing on Page 3750 of the Telerate screen.

“Schedule II/III Reference Lenders” means certain Lenders that are Schedule II Banks or Schedule III Banks to be agreed between East and the Administrative Agent.

“U.S. Base Rate” means a fluctuating rate of interest per annum which is equal at all times to the greater of: (a) the reference rate of interest (however designated) of the Administrative Agent for determining interest chargeable by it on US Dollar commercial loans made in Canada; and (b) 0.50% above the federal funds effective rate from time to time in effect.

Interest Payment Dates:	In the case of Permanent Loans bearing interest based upon LIBOR (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

In the case of Permanent Loans bearing interest based upon the Alternate Base Rate (“ABR Loans”), U.S. Base Rate (“U.S. Base Rate Loans”) or the Canadian Prime Rate (“Canadian Prime Rate Loans”) quarterly in arrears on the last business day of each quarter.

Commitment Fees:	The relevant Borrower shall pay, or cause to be paid, commitment fees from and after the PoA Closing Date in an amount equal to 0.375% per annum on the average daily unused portion of the Revolving Credit Facilities and in an amount equal to 0.75% per annum on the average daily unused portion of the Incremental Facility, in each case so long as it is in effect, payable quarterly in arrears and on expiry or termination thereof. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facilities. The commitment fee rate for the Revolving Credit Facilities shall be subject to change after financial statements have been delivered for the first full fiscal quarter after the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default is in existence.

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Letter of Credit Fees:	The relevant Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin for LIBOR Loans under the Revolving Credit Facilities on the face amount of each Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Credit Facilities and shall be payable quarterly in arrears.

A fronting fee to be agreed upon with each Issuing Lender shall be payable quarterly in arrears to the relevant Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to each Issuing Lender for its own account.

Default Rate:	At any time when any Borrower is in default in the payment of any amount of principal due under the Senior Facilities (including the Cash Consideration Term Facility), such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans, as the case may be.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 365 or 366 days (or 360 days, in the case of LIBOR Loans, and solely 365 days, in the case of Bankers’ Acceptances) for actual days elapsed.

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Annex II

The availability of the Senior Facilities, in addition to the conditions set forth in Exhibit A, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibit. Part 1 sets forth the conditions to the availability of the Cash Consideration Term Loan Facility, and Part 2 sets forth the conditions to the availability of the Permanent Facilities, in each case in addition to the other conditions thereto specified in Exhibit A.

PART 1

CASH CONSIDERATION TERM FACILITY

(a) Each Loan Party shall have executed and delivered Cash Consideration Term Facility Documentation consistent with the terms set forth in the Term Sheet and otherwise customary for transactions of this type.

(b) All government and third party approvals in connection with the Contribution, the sale of Newco stock and the continuing operations of Spinco and its subsidiaries shall have been obtained to the extent required by the Transaction Agreement.

(c) The Lenders shall have received audited consolidated financial statements of each of Newco and East for 2003, 2004 and 2005 and, to the extent 2006 financial statements are then available, 2006 and interim unaudited consolidated financial statements of each of them for any quarterly period completed at least 45 days prior to the Contribution Closing Date.

(d) The Lenders shall have received (i) a pro forma consolidated balance sheet of Spinco as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph and giving effect to the Transaction and (ii) a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the consummation of the Transaction as if the same had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended.

(e) The Administrative Agent shall have received such legal opinions (including from counsel to Spinco), certificates (including a chief financial officer’s solvency certificate), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(f) The Lenders shall have received reasonably satisfactory information required for compliance by Lenders with applicable “know your customer” and anti-money laundering requirements (including information required under the PATRIOT Act).

(g) The Permanent Facilities shall have received a rating from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 30 days prior to the then scheduled PoA Closing Date.

(h) (i) The Contribution shall be consummated in accordance with applicable law; and (ii) the documentation for the Contribution and the Plan of Arrangement (including the Transaction Agreement) shall have satisfactory terms (it being acknowledged that the draft of the Transaction Agreement dated August 22, 2006 and its exhibits are

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satisfactory), and no provision thereof shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Lenders, except as consented thereto by the Administrative Agent and the Arrangers, such consent not to be unreasonably withheld or delayed.

(i) There shall be no East Material Adverse Effect and no Newco Material Adverse Effect.

PART 2

PERMANENT FACILITIES

(a) Each Loan Party shall have executed and delivered Permanent Credit Documentation consistent with the terms set forth in the Term Sheet and otherwise customary for transactions of this type.

(b) The Lenders, the Administrative Agent and the Arrangers shall have received all documented fees and invoiced expenses required to be paid on or before the PoA Closing Date.

(c) The existing credit agreement of East shall have been terminated and all amounts owing thereunder shall have been paid in full (or arrangements satisfactory to the Lenders shall have been made for all amounts to be paid in full).

(d) All material government and third party approvals necessary in connection with (i) the Plan of Arrangement, (ii) the financing thereof and (iii) the continuing operations of the Borrowers and their subsidiaries shall have been obtained to the extent, with respect to clauses (i) and (iii), provided in the Transaction Agreement.

(e) All actions reasonably necessary (including obtaining lien searches) to establish that the Administrative Agent will have a perfected first priority security interest, lien and hypothec in the collateral under the Permanent Facilities shall have been taken, and, in connection with real estate collateral, the Administrative Agent shall have received satisfactory title insurance policies, surveys and other customary documentation to the extent reasonably requested by it.

(f) The Administrative Agent shall have received such legal opinions (including from counsel to Spinco), certificates (including a chief financial officer’s solvency certificate), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(g) The Lenders shall have received reasonably satisfactory information required for compliance by Lenders with applicable “know your customer” and anti-money laundering requirements (including information required under the PATRIOT Act).

(h) (x) The Plan of Arrangement shall be consummated in accordance with applicable law; and (y) the documentation for the Plan of Arrangement (including the Transaction Agreement) shall have satisfactory terms (it being acknowledged that the draft of the Transaction Agreement dated August 22, 2006 and its exhibits are satisfactory), and no provision thereof shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Lenders, except as consented thereto by the Administrative Agent, such consent not to be unreasonably withheld or delayed.

(i) There shall be no East Material Adverse Effect and no Newco Material Adverse Effect.

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